EXHIBIT 99.1
Hallwood Group Announces Proposed Ruling
in Adversary Proceeding
Dallas, Texas — July 26, 2011 — The Hallwood Group Incorporated (NYSE AMEX US: HWG) (the “Company”) announced today that the court in Ray Balestri, Trustee of the Hallwood Energy I Creditors’ Trust, as successor in interest to Hallwood Energy, L.P., Plaintiffs and FEI Shale L.P. and Hall Phoenix/Inwood Ltd., Plaintiffs in Intervention vs. The Hallwood Group Incorporated, Defendant; Adversary No. 09-03082-SGJ has issued Proposed Findings of Fact and Conclusions of Law in the matter. The court proposed that the United States District Court award damages of $3,200,000 to be allocated among the three plaintiffs and damages of $15,485,714 to FEI Shale L.P., plus in each case prejudgment and postjudgment interest and attorneys’ fees. The proposed awards are not final. Any of the parties may object to the Proposed Findings of Fact and Conclusions of Law to the United States District Court, which will then review the portions to which objections have been raised on a de novo basis. Hallwood Group intends to object to the Proposed Findings of Fact and Conclusions of Law vigorously. Until this matter is concluded, Hallwood Group does not intend to pursue its previously announced intention to transfer cash to an account with UBS AG to invest in various equities and debt.
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